                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 3)(1)


                               Broadvision, Inc.
                                (Name of Issuer)


                    Common Stock, par value $.0001 per share
                         (Title of Class of Securities)


                                   111412102
                                 (CUSIP Number)


                               December 31, 1998
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 2 of 16 pages.
-------------------------------                      ---------------------------

--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
       94-3167809
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------
                5.   Sole Voting Power
                             -0-
Number of      -----------------------------------------------------------------
Shares          6.   Shared Voting Power
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting                    -0-
Person         -----------------------------------------------------------------
With            8.   Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                -0-

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 3 of 16 pages.
-------------------------------                      ---------------------------



--------------------------------------------------------------------------------
1.    Name of Reporting Person
      I.R.S. Identification No. of Above Persons (Entities Only)

      MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3167811
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power

                             -0-

               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       -0-
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                -0-

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 4 of 16 pages.
-------------------------------                      ---------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
       94-3191510
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             -0-
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       -0-
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                -0-

-------------------------------------------------------------------------- -----
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 5 of 16 pages.
-------------------------------                      ---------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       YOGEN K. DALAL
-------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power

                            69,981 (INCLUDES OPTIONS TO PURCHASE 19,792 SHARES)*
               -----------------------------------------------------------------

Number of       6.   Shared Voting Power
Shares
Beneficially                -0-
Owned By       -----------------------------------------------------------------
Each
Reporting       7.   Sole Dispositive Power
Person
With                        69,981 (INCLUDES OPTIONS TO PURCHASE 19,792 SHARES)*
               -----------------------------------------------------------------

                8.   Shared Dispositive Power

                            -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                69,981 (INCLUDES OPTIONS TO PURCHASE 19,792 SHARES)*

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.3%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

*Excludes options to purchase 30,208 shares, 1,040 of which become exercisable on a monthly basis. Excludes 8,392 shares held in trusts for the benefit of the reporting person's children.

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 6 of 16 pages.
-------------------------------                      ---------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             68,811
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       68,811
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                68,811

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.3%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 7 of 16 pages.
-------------------------------                      ---------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       KEVIN A. FONG
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             57,584
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       57,584
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                57,584
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 8 of 16 pages.
-------------------------------                      ---------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             36,668
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       36,668
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                36,668

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.1%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 9 of 16 pages.
-------------------------------                      ---------------------------

--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WENDELL G. VAN AUKEN, III
-------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             31,998
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       31,998
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                31,998

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.1%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 10 of 16 pages.
-------------------------------                      ---------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MICHAEL J. LEVINTHAL
-------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             40,084
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       40,084
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                40,084

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
-------------------------------                      ---------------------------
CUSIP No. 111412102                                     Page 11 of 16 pages.
-------------------------------                      ---------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             74,905
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       74,905
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                74,905

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.3%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

ITEM 1.

        (a)  NAME OF ISSUER:

             Broadvision, Inc.

        (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             333 Distel Circle
             Los Altos, CA 94022-1404

ITEM 2.

        (a)  NAME OF PERSONS FILING:

             Mayfield VII, a California Limited Partnership
             Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
             Kevin A. Fong
             Wendell G. Van Auken, III
             A. Grant Heidrich, III
             F. Gibson Myers, Jr.
             William D. Unger
             Michael J. Levinthal

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             c/o Mayfield Fund
             2800 Sand Hill Road
             Menlo Park, CA 94025

        (c)  CITIZENSHIP:

             The entities listed in Item 2(a) are California limited partnerships. The individuals listed in Item 2(a) are U.S. citizens.

        (d)  TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.0001 per share

        (e)  CUSIP NUMBER:

             111412102



                            Page 12 of 16 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.


                              Page 13 of 16 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                MAYFIELD VII
                                A California Limited Partnership

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                    George A. Pavlov, Authorized Signatory

                                By: MAYFIELD VII MANAGEMENT PARTNERS
                                A California Limited Partnership

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                By: MAYFIELD ASSOCIATES FUND II
                                A California Limited Partnership

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                    George A. Pavlov, Authorized Signatory

                                YOGEN K. DALAL

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                F. GIBSON MYERS, JR.

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                KEVIN A. FONG

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                    George A. Pavlov, Attorney In Fact

                                WILLIAM D. UNGER

                                By: /s/ George A. Pavlov
                                    -----------------------------------------
                                    George A. Pavlov, Attorney In Fact



                              Page 14 of 16 pages.

                                 WENDELL G. VAN AUKEN, III

                                 By: /s/ George A. Pavlov
                                 -----------------------------------------
                                 George A. Pavlov, Attorney In Fact

                                 MICHAEL J. LEVINTHAL

                                 By: /s/ George A. Pavlov
                                 -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                                 A. GRANT HEIDRICH, III

                                 By: /s/ George A. Pavlov
                                 -----------------------------------------
                                       George A. Pavlov, Attorney In Fact


                              Page 15 of 16 pages.

                                    EXHIBIT 1


Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.



                              Page 16 of 16 pages.